SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Soliciting Material Pursuant to ss. 240.14a-12

CYBERONICS, INC.

(Name of Registrant as Specified In Its Charter)

THE COMMITTEE FOR CONCERNED CYBERONICS, INC. SHAREHOLDERS

METROPOLITAN CAPITAL ADVISORS, INC.

BEDFORD FALLS INVESTORS, L.P.

METROPOLITAN SPV, L.P.

METROPOLITAN SPV GP, L.L.C.

METROPOLITAN CAPITAL ADVISORS, L.P.

METROPOLITAN CAPITAL PARTNERS II, L.P.

KJ ADVISORS, INC.

METROPOLITAN CAPITAL ADVISORS INTERNATIONAL LIMITED

METROPOLITAN CAPITAL PARTNERS III, L.P.

METROPOLITAN CAPITAL III, INC.

METROPOLITAN CAPITAL ADVISORS SELECT FUND, L.P.

METROPOLITAN CAPITAL SELECT, L.L.C.

JEFFREY E. SCHWARZ

KAREN FINERMAN

ERIC J. NESTLER

ALFRED J. NOVAK

ARTHUR L. ROSENTHAL

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Metropolitan Capital Advisors and The Committee For Concerned Cyberonics, Inc. Shareholders issued the following press release:

MAJOR CYBERONICS SHAREHOLDERS DEMAND REMOVAL OF KEVIN MOORE AS

DIRECTOR AND THAT HE RETURN FEES AND STOCK OPTIONS AWARDED WHILE HE

WAS IMPROPERLY SERVING ON BOARD

With Last Week’s Resignation of CEO Cummins, MCA Says Company Took First Step on Path To

Improved Corporate Governance, But Still Has Long Way To Go

New York, November 28, 2006 – Stating that the composition of the current Cyberonics, Inc. (Nasdaq: CYBX) Board of Directors is in “glaring violation of law and appropriate corporate governance practices” with Kevin Moore serving as a “perpetual director”, Metropolitan Capital Advisors, Inc. (“MCA”) demanded in a letter to the Cyberonics Board that the Company immediately relieve Mr. Moore of his position as director of the Company and that he return the fees and stock options he was awarded during the period when he was improperly serving as a director.

“If the Company fails to take such action within 10 business days, Metropolitan Capital Advisors, Inc. and The Committee for Concerned Cyberonics Inc. Shareholders will bring an action in the Delaware Chancery Court to compel it to do so,” stated the letter, that was sent today on behalf of MCA and the Committee for Concerned Cyberonics, Inc. Shareholders which together with related parties own approximately 7.33% of the outstanding common stock of Cyberonics, Inc.

“Given Mr. Moore’s longstanding close friendship with Robert Cummins — dating back to their days at Dartmouth together in the 1970’s —we are particularly disturbed that Mr. Moore, who we believe was not lawfully a Member of the Board, served on the Board’s Compensation and Nominating and Governance committees and participated in the decision to not only approve the new compensation package for Mr. Cummins in 2005, despite the existing contract having nearly three more years left to run, but his severance package as well,” Karen Finerman and Jeffrey Schwarz of MCA said.

“The Board has asserted that the Clark Estates, Inc. (the “Clark Estates”) is entitled to have its designee be a director so long as the Clark Estates retains at least 600,000 of the 901,408 common shares purchased by Clark Estates in 1997,” Ms. Finerman and Mr. Schwarz of MCA wrote the Cyberonics Board.

“According to the Company’s public filings, Cyberonics entered into a March 28, 1997 letter agreement (the “Letter Agreement”) with the Clark Estates that, upon closing of its pending investment in the common stock of Cyberonics, entitled the Clark Estates to designate one member to the Cyberonics Board to serve for as long as the Clark Estates retained at least 600,000 of the 901,408 shares of the Company that it purchased on that date. Purportedly pursuant to this provision, approximately seven years later Mr. Moore was appointed to the Company’s Board on January 13, 2004 and has remained on the Board since then, despite not standing for election at the Company’s 2004 or 2005 annual meetings of shareholders. Mr. Moore’s purported status as a perpetual director of the Company, however, violates the Letter Agreement, the Company’s bylaws and the Delaware General Corporation Law.

“First, Paragraph 2 of the Letter Agreement provides that:

“For so long as the Clark Group continues to own an aggregate of at least 600,000 of the shares of Common Stock referred to in the first paragraph of this letter, the Company will cause one person designated by The Clark Estates to be nominated for election to the Company’s Board of Directors at each meeting of the Company stockholders at which directors are being elected.” (Emphasis added).

“Thus, the Letter Agreement makes clear that the designee of the Clark Estates is not a permanent director. Rather the Company has only pledged to nominate him at each shareholders meeting. He must stand for election. The Company’s refusal to follow this clear language is deeply troubling and indicative of profound governance problems, as it represents a complete rejection of the notion that Cyberonics’ shareholders have the right to choose-BY ELECTION-the directors they want to represent their interests.

“Second, even if the Letter Agreement provided that the designee of the Clark Estates was to remain on the Company’s Board without standing for election, such provision would be unenforceable. Both the Delaware General Corporation Law and the Company’s bylaws require directors to be elected annually. We have been advised by our Delaware counsel that any contractual agreement calling for a perpetual directorship is void (and a breach by directors of their fiduciary duty).

“Finally, we have also been advised by our counsel that even an open-ended agreement to perpetually nominate someone is void and unenforceable as a breach of fiduciary duty. We doubt that Paragraph 2 of the Letter Agreement was intended to give the Clark Estates a perpetual nomination right, but if it was so intended it is not enforceable.

“Given that the Company is not, and could not be, contractually bound to allow Mr. Moore to serve as a director despite not being elected by the Company’s shareholders, MCA demands that the Company immediately relieve Mr. Moore of his position as director and that he return the fees and stock options he was awarded during the period when he was improperly serving as a director. If the Company fails to take such action within 10 business days, Metropolitan Capital Advisors, Inc. and The Committee for Concerned Cyberonics Inc. Shareholders will bring an action in the Delaware Court of Chancery to compel it to do so.”

Ms. Finerman and Mr. Schwarz said the appointment of Tony Coelho as Chairman of the Board is an affront to shareholders.

“As the Chair of the Compensation Committee and a member of the Nominating and Governance Committee, he either oversaw or overlooked many of the option grants that have caused serious consequences for Cyberonics, Inc. This Board needs independence, not new titles to the same players,” they said.

“With last week’s resignation of (CEO Robert) Cummins, the Company took the first step on the path to improved corporate governance, but as we have previously pointed out, Cyberonics still has a long way to go,” they wrote the Board. “While we are certainly disappointed that Metropolitan Capital Advisors, Inc. (“MCA”) needed to bring suit in Delaware in order to force Cyberonics to agree to a date to hold the 2006 annual meeting of shareholders, we are nonetheless pleased that a date has finally been set (albeit such date is sixteen months after the last annual meeting).”

The letter concluded: “There is still much work ahead for the Board of Directors of Cyberonics. The lavish severance package granted to Mr. Cummins, presumptively negotiated by the Compensation Committee (on which his close colleagues Messrs. Coelho and Moore serve), continues to raise the question of whether this Board puts the interests of the shareholders first and foremost. It is imperative, at this time, for the shareholders to have a voice in the Company’s direction. The selection of the next CEO is a critical decision. A culture of good corporate governance and improved accountability must be instilled. The process of rebuilding the Company’s credibility must move ahead. We, at MCA and the

Committee for Concerned Cyberonics Inc. Shareholders, are dedicated to seeing our nominees elected to the Board, where they will proactively seek to implement these long overdue changes, as part of our abiding commitment to maximizing the value of Cyberonics for all of its shareholders.”

In connection with the Company’s 2006 Annual Meeting of Stockholders, The Committee has filed a preliminary proxy statement with the SEC with respect to the election of directors. THE COMMITTEE STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN ANY SUCH PROXY SOLICITATION. THE PRELIMINARY PROXY STATEMENT AND THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, INVESTORS WILL BE ABLE TO OBTAIN FREE COPIES OF THE DEFINITIVE PROXY STATEMENT FROM THE COMMITTEE BY CONTACTING THE COMMITTEE FOR CONCERNED CYBERONICS, INC. SHAREHOLDERS, C/O BEDFORD FALLS INVESTORS, L.P., 660 MADISON AVENUE, 20TH FLOOR, NEW YORK, NY 10021.

COMMITTEE PARTICIPANT INFORMATION

In accordance with Rule 14a-12(a)(1)(i) of the Securities Exchange Act of 1934, as amended, the following members of the Committee are anticipated to be, or may be deemed to be, participants in any such proxy solicitation by the Committee in connection with the Company’s 2006 Annual Meeting of Stockholders: Metropolitan SPV, L.P., a Delaware limited partnership (“SPV”); Metropolitan SPV GP, L.L.C., a Delaware limited liability company (“SPV GP”); Bedford Falls Investors, L.P., a Delaware limited partnership (“Bedford”); Metropolitan Capital Advisors, L.P., a Delaware limited partnership (“MetCap”); Metropolitan Capital Advisors, Inc., a New York corporation (“MetCap GP”); Metropolitan Capital Partners II, L.P., a New York limited partnership (“Partners II”); KJ Advisors, Inc., a New York corporation (“Partners II GP”); Metropolitan Capital Advisors International Limited, a British Virgin Islands international business company (“MetCap International”); Metropolitan Capital Partners III, L.P., a Delaware limited partnership (“Partners III”); Metropolitan Capital III, Inc., a Delaware corporation (“Partners III GP”); Metropolitan Capital Advisors Select Fund, L.P., a Delaware limited partnership (“Select”); Metropolitan Capital Select, L.L.C., a Delaware limited liability company (“Select GP”); Jeffrey E. Schwarz; Karen L. Finerman. In addition to Mr. Schwarz, the Chief Executive Officer of MetCap GP, Partners II GP and Partners III GP, Eric J. Nestler, the Lou and Ellen McGinley Distinguished Professor and Chairman of the Department of Psychiatry at the University of Texas Southwestern Medical Center in Dallas, Arthur L. Rosenthal, Chief Executive Officer and Chairman of Labcoat, Ltd., a pharmaceutical company, and Alfred J. Novak, Executive Director of OrbusNeich Medical Technology Company, Ltd., a privately held interventional cardiology company, are the Committee’s nominees for election to the Board of Directors. Certain of these persons and entities hold direct or indirect interests as follows: The Committee, Jeffrey E. Schwarz and Karen L. Finerman may be deemed to have beneficial ownership over 1,844,312 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), which Shares include all the Shares owned by the entities listed below. SPV and SPV GP may be deemed to have beneficial ownership over 798,512 Shares. Bedford, MetCap and MetCap GP may be deemed to have beneficial ownership over 300,000 Shares. Partners II and Partners II GP may be deemed to have beneficial ownership over 484,600 Shares. Select and Select GP may be deemed to have beneficial ownership over 15,500 Shares. MetCap International, Partners III and Partners III GP may be deemed to have beneficial ownership over 245,700 Shares. Eric J. Nestler, Arthur L. Rosenthal and Alfred J. Novak do not have any direct or indirect interests, by security holdings or otherwise, required to be disclosed herein, except each such person’s interest in being nominated and elected as a director of the Company.